Exhibit 99.1

Imperial provides update on avgas fuel quality issue

Calgary, Alberta – March, 7, 2018 – Imperial has made significant progress towards resolving a potential fuel quality issue in aviation gasoline (sometimes referred to as “avgas” or “100 low lead”) shipped from Strathcona refinery since Dec. 28, 2017.

Imperial has identified all locations that received potentially off-spec product and has completed close to all of the testing at those sites. At this point, approximately 70% of the sites tested have been confirmed as fit-for-use.

We have also been working around the clock to secure alternative supplies from across North America. These efforts have been successful and we believe our supply of avgas to customers will normalize by the end of the month.

“This has been a challenging situation and we appreciate all of the patience, understanding and co-operation we have received from our customers, their resellers and from end-users,” said Jon Wetmore, Vice-President Imperial Downstream. “We recognize this situation has significantly disrupted the avgas flying community and we apologize for this.”

Our investigation into the cause of the issue is progressing. The refinery and our research team are working around the clock to solve the problem, and begin manufacturing avgas again as soon as possible.

We continue to encourage end-users to stay informed about Transport Canada NOTAM instructions.

For further information:

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